Exhibit 99.1

Pattern Energy Reports First Quarter 2016 Financial Results
- $41.0 million in Q1 2016 CAFD on track for FY 2016 target -
- Declares increased dividend of $0.39 per Class A common share for Q2 2016 -
SAN FRANCISCO, California, May 9, 2016 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ: PEGI) (TSX: PEG) today announced its financial results for the 2016 first quarter.
Highlights
(Comparisons made between fiscal Q1 2016 and fiscal Q1 2015 results, unless otherwise noted)

•	Cash available for distribution (CAFD) of $41.0 million, up 340%, on track to meet full year guidance

•	Adjusted EBITDA of $78.1 million, up 67%

•	Proportional GWh sold of 1,801 GWh, up 92%

•	Revenue of $87.6 million, up 35%

•
Declared a second quarter dividend of $0.39 per Class A common share or $1.56 on an annualized basis, subsequent to the end of the period, representing a 2.4% increase over the previous quarter’s dividend

•	All 16 existing assets, representing 2,282 MW of owned capacity, are operational with no new capital required to be raised for existing ownership interest levels
“Our fleet continues to operate at a high turbine availability across all 16 operating projects. Delivering $41.0 million in CAFD is an excellent result for the first quarter. It keeps us on track to achieve our 2016 CAFD target and enabled us to increase our dividend for the ninth straight quarter,” said Mike Garland, President and CEO of Pattern Energy. “Our proven, successful relationship with Pattern Development continues to provide us with a strong growth outlook including 1.3 GW of identified ROFO assets and a growing pipeline of development stage assets. Pattern Development has also provided us more flexibility when we drop down future projects. Their development pipeline includes two solar projects that have commenced operations in Japan since March.”
Financial Results
Pattern Energy sold 1,801,034 MWh of electricity on a proportional basis in the first quarter of 2016 compared to 935,981 MWh sold in the same period last year. The increase was primarily attributable to projects which were acquired in May 2015 or became commercially operable since the third quarter of 2015. Specifically, it includes an increase in volume of 763,424 MWh from controlling interest in consolidated MWh; and an increase in volume of 101,629 MWh from unconsolidated investments due primarily to the acquisition of K2 in June 2015. As expected, El Niño conditions continued into early 2016 which resulted in lower wind speeds and lower production than the Company's long-term average forecast.
Adjusted EBITDA was $78.1 million for the first quarter of 2016 compared to $46.7 million for the same period last prior year, an increase of $31.3 million, or approximately 67.1%. The increase in Adjusted EBITDA for the first quarter as compared to the same period in the prior year was primarily attributable to projects which commenced commercial operations or were acquired since May 2015. Reconciliations of adjusted EBITDA to net loss determined in accordance with GAAP for the quarterly periods are shown below.
Net loss was $29.0 million in the first quarter of 2016, compared to $22.1 million in the same period last year. The change was primarily attributable to projects which were acquired in May 2015 or became commercially operable since the third quarter of 2015. Also contributing to the change were increases in other expense items related to interest expense and losses on undesignated derivatives, net. These changes were partially offset by increases in earnings (losses) in unconsolidated investments, net primarily due to the acquisition of K2 in 2015.
Cash available for distribution was $41.0 million for the first quarter of 2016 as compared to $9.3 million for the same period in the prior year. This $31.7 million increase in cash available for distribution was due to additional revenues of $31.3 million (excluding unrealized loss on energy derivative and amortization of power purchase agreements) primarily from projects which commenced commercial operations or were acquired during 2015. Pattern Energy also received an increase of $14.1 million in cash distributions from its unconsolidated investments when compared to the same period in the prior year due to full operation at each of its unconsolidated investments in 2016. These increases were partially offset by increases in project expenses of $7.0 million and operating expenses of $3.4 million, primarily from projects which commenced commercial operations or were acquired during 2015, as well as, increased interest payments of $3.1 million and distributions to noncontrolling interests of $3.2 million. Reconciliations of cash available for distribution to net cash provided by operating activities determined in accordance with GAAP for the quarterly periods are shown below.
2016 Financial Guidance
Pattern Energy reaffirms its targeted annual cash available for distribution for 2016 in a range of $125 million to $145 million, representing an increase of 46% at the midpoint of the range, compared to cash available for distribution in 2015.(1)
Quarterly Dividend
Pattern Energy declared an increased dividend for the second quarter 2016, payable on July 29, 2016, to holders of record on June 30, 2016 in the amount of $0.39 per Class A common share, which represents $1.56 on an annualized basis. This is a 2.4% increase from the first quarter 2016 dividend of $0.381.
Acquisition Pipeline
Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development. The identified ROFO list stands at 1,298 MW of total owned capacity. This list of identified ROFO projects represents a portion of Pattern Development’s 5,900 MW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO.
Since its IPO, Pattern Energy has purchased 832 MW from Pattern Development and in aggregate grown the identified ROFO list from 746 MW to a total of 2,130 MW. The table below sets forth the current list of identified ROFO projects:

Asset	Location	Owned MW	Status
Armow	Ontario	90	Operational
Kanagi Solar	Japan	6	Operational
Futtsu Solar	Japan	19	Operational
Meikle	British Columbia	180	In construction
Conejo Solar	Chile	84	In construction
Belle River	Ontario	50	Securing final permits
Broadview projects	New Mexico	259	Late stage development
Grady	New Mexico	176	Late stage development
Henvey Inlet	Ontario	150	Late stage development
North Kent	Ontario	43	Late stage development
Mont Sainte-Marguerite	Québec	147	Late stage development
Ohorayama	Japan	31	Late stage development
Tsugaru	Japan	63	Late stage development
Total		1,298
(1) The forward looking measure of cash available for distribution for 2016 is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations-Key Metrics, of Pattern Energy's 2016 Quarterly Report on Form 10-Q for the period ended March 31, 2016.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net loss to adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three Months Ended March 31,
	2016	2015
Net cash provided by operating activities	$14,721	$16,239
Changes in operating assets and liabilities	18,967	(4,657)
Network upgrade reimbursement	—	618
Release of restricted cash to fund project and general and administrative costs	590	—
Operations and maintenance capital expenditures	(230)	(38)
Transaction costs for acquisitions	13	420
Distributions from unconsolidated investments	19,814	6,076
Other	—	(144)
Less:
Distributions to noncontrolling interests	(3,917)	(748)
Principal payments paid from operating cash flows	(8,943)	(8,435)
Cash available for distribution	$41,015	$9,331

	Three Months Ended March 31,
	2016	2015
Net loss	$(29,048)	$(22,059)
Plus:
Interest expense, net of interest income	20,315	17,699
Tax provision (benefit)	1,298	(746)
Depreciation, amortization and accretion	45,384	29,056
EBITDA	$37,949	$23,950
Unrealized loss (gain) on energy derivative (1)	4,825	(2,972)
Loss on undesignated derivatives, net	13,631	3,400
Net (gain) loss on transactions	(33)	1,284
Adjustments from unconsolidated investments	(1,712)	—
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	7,219	5,438
Depreciation, amortization and accretion	6,293	4,509
Loss on undesignated derivatives, net	$9,916	$11,134
Adjusted EBITDA	$78,088	$46,743
 (1)     Amount is included in electricity sales on the consolidated statements of operations.
Conference Call and Webcast
Pattern Energy will host a conference call and webcast, complete with slide presentation, to discuss these results at 10:30 a.m. Eastern Time on Monday, May 9, 2016. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 95851150. The replay recording will be available until 11:59 p.m. Eastern Time, May 23, 2016.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 16 operating wind power facilities with a total owned interest of 2,282 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the ability to not require new capital to be raised for existing ownership levels, the ability to achieve the 2016 CAFD target, and the ability for the relationship with Pattern Development to provide the Company with a strong growth outlook and flexibility when the Company drops down projects. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.

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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$90,624	$94,808
Restricted cash	10,282	14,609
Funds deposited by counterparty	61,177	—
Trade receivables	42,341	45,292
Related party receivable	674	734
Reimbursable interconnection costs	—	38
Derivative assets, current	22,028	24,338
Prepaid expenses	13,173	14,498
Other current assets	5,457	6,891
Deferred financing costs, current, net of accumulated amortization of $5,775 and $5,192 as of March 31, 2016 and December 31, 2015, respectively	2,156	2,121
Total current assets	247,912	203,329
Restricted cash	16,835	36,875
Property, plant and equipment, net of accumulated depreciation of $455,523 and $409,161 as of March 31, 2016 and December 31, 2015, respectively	3,264,632	3,294,620
Unconsolidated investments	99,996	116,473
Derivative assets	37,865	44,014
Deferred financing costs	4,106	4,572
Net deferred tax assets	10,159	6,804
Finite-lived intangible assets, net of accumulated amortization of $6,046 and $4,357 as of March 31, 2016 and December 31, 2015, respectively	95,945	97,722
Other assets	26,007	25,183
Total assets	$3,803,457	$3,829,592

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)

	March 31,	December 31,
	2016	2015
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$19,747	$42,776
Accrued construction costs	4,854	23,565
Counterparty deposit liability	61,177	—
Related party payable	262	1,646
Accrued interest	2,859	9,035
Dividends payable	28,869	28,022
Derivative liabilities, current	16,364	14,343
Revolving credit facility	355,000	355,000
Current portion of long-term debt, net of financing costs of $3,677 and $3,671 as of March 31, 2016 and December 31, 2015, respectively	45,551	44,144
Other current liabilities	2,340	2,156
Total current liabilities	537,023	520,687
Long-term debt, net of financing costs of $21,905 and $22,632 as of March 31, 2016 and December 31, 2015, respectively	1,174,833	1,174,380
Convertible senior notes, net of financing costs of $4,727 and $5,014 as of March 31, 2016 and December 31, 2015, respectively	198,733	197,362
Derivative liabilities	56,154	28,659
Net deferred tax liabilities	22,695	22,183
Finite-lived intangible liability, net of accumulated amortization of $3,035 and $2,168 as of March 31, 2016 and December 31, 2015, respectively	57,265	58,132
Other long-term liabilities	54,891	52,427
Total liabilities	2,101,594	2,053,830
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 74,930,970 and 74,644,141 shares outstanding as of March 31, 2016 and December 31, 2015, respectively	750	747
Additional paid-in capital	955,455	982,814
Accumulated loss	(100,829)	(77,159)
Accumulated other comprehensive loss	(85,619)	(73,325)
Treasury stock, at cost; 66,376 and 65,301 shares of Class A common stock as of March 31, 2016 and December 31, 2015, respectively	(1,596)	(1,577)
Total equity before noncontrolling interest	768,161	831,500
Noncontrolling interest	933,702	944,262
Total equity	1,701,863	1,775,762
Total liabilities and equity	$3,803,457	$3,829,592

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended March 31,
	2016	2015
Revenue:
Electricity sales	$85,663	$64,125
Related party revenue	1,215	803
Other revenue	761	(62)
Total revenue	87,639	64,866
Cost of revenue:
Project expense	32,246	25,246
Depreciation and accretion	43,411	29,056
Total cost of revenue	75,657	54,302
Gross profit	11,982	10,564
Operating expenses:
General and administrative	9,569	6,221
Related party general and administrative	1,897	1,808
Total operating expenses	11,466	8,029
Operating income	516	2,535
Other income (expense):
Interest expense	(21,061)	(17,918)
Loss on undesignated derivatives, net	(13,631)	(3,400)
Earnings (losses) in unconsolidated investments, net	3,830	(3,082)
Related party income	1,007	668
Net gain (loss) on transactions	33	(1,284)
Other income (expense), net	1,556	(324)
Total other expense	(28,266)	(25,340)
Net loss before income tax	(27,750)	(22,805)
Tax provision (benefit)	1,298	(746)
Net loss	(29,048)	(22,059)
Net loss attributable to noncontrolling interest	(5,378)	(2,160)
Net loss attributable to Pattern Energy	$(23,670)	$(19,899)

Weighted average number of shares:
Class A common stock - Basic and diluted	74,437,998	65,892,005
Loss per share
Class A common stock:
Basic and diluted loss per share	$(0.32)	$(0.30)
Dividends declared per Class A common share	$0.38	$0.34

Pattern Energy Group Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	Three months ended March 31,
	2016	2015
Operating activities
Net loss	$(29,048)	$(22,059)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	43,411	29,056
Amortization of financing costs	1,746	1,743
Amortization of debt discount/premium, net	1,032	—
Amortization of power purchase agreements, net	753	—
Loss (gain) on derivatives, net	17,757	(531)
Stock-based compensation	1,195	815
Deferred taxes	1,143	(878)
(Earnings) losses in unconsolidated investments, net of distributions received	(3,517)	3,082
Other noncash transactions	(784)	354
Changes in operating assets and liabilities:
Funds deposited by counterparty	(61,177)	—
Trade receivables	3,215	288
Prepaid expenses	1,360	5,089
Other current assets	1,022	118
Other assets (non-current)	(236)	(80)
Accounts payable and other accrued liabilities	(18,671)	(688)
Counterparty deposit liability	61,177	—
Related party receivable/payable	(1,292)	565
Accrued interest	(6,235)	(2,374)
Other current liabilities	166	593
Long-term liabilities	1,704	1,146
Net cash provided by operating activities	14,721	16,239
Investing activities
Decrease in restricted cash	20,088	21,042
Increase in restricted cash	(51)	(5,055)
Capital expenditures	(24,084)	(63,956)
Distribution from unconsolidated investments	19,814	6,076
Reimbursable interconnection receivable	38	623
Other investing activities	(163)	—
Net cash provided by (used in) investing activities	15,642	(41,270)

	Three months ended March 31,
	2016	2015
Financing activities
Proceeds from public offering, net of issuance costs	$—	$196,923
Repurchase of shares for employee tax withholding	(19)	(281)
Dividends paid	(27,711)	(15,578)
Capital distributions - noncontrolling interest	(3,917)	(748)
Decrease in restricted cash	16,735	8,763
Increase in restricted cash	(12,405)	(12,062)
Refund of deposit for letters of credit	—	3,425
Proceeds from revolving credit facility	20,000	—
Repayment of revolving credit facility	(20,000)	(50,000)
Proceeds from construction loans	—	47,595
Repayment of long-term debt	(8,943)	(8,435)
Other financing activities	(124)	(4)
Net cash (used in) provided by financing activities	(36,384)	169,598
Effect of exchange rate changes on cash and cash equivalents	1,837	(2,893)
Net change in cash and cash equivalents	(4,184)	141,674
Cash and cash equivalents at beginning of period	94,808	101,656
Cash and cash equivalents at end of period	$90,624	$243,330
Supplemental disclosures
Cash payments for income taxes	$97	$18
Cash payments for interest expense, net of capitalized interest	24,204	18,442
Schedule of non-cash activities
Change in fair value of designated interest rate swaps	$(17,795)	$(7,266)
Change in property, plant and equipment	11,599	(23,061)
Amortization of deferred financing costs—included as construction in progress	—	2,515